Exhibit 4.1
DESCRIPTION OF CAPITAL STOCK

Sleep Number Corporation, a Minnesota corporation (“Sleep Number,” “we,” “us” and “our”), has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (“Common Stock”).
The following description of our Common Stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Third Restated Articles of Incorporation, as amended (the “Articles”), and our Restated Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to our most recently filed Annual Report on Form 10-K and each of which is incorporated by reference herein. We encourage you to read our Articles, our Bylaws and the applicable provisions of the Minnesota Business Corporation Act (“MBCA”) for additional information.
Authorized Shares
Our Articles authorize the issuance of up to 147,500,000 shares of capital stock, consisting of:
-    142,500,000 shares of Common Stock, par value $0.01 per share; and
-    5,000,000 shares of undesignated preferred stock, par value $0.01 per share (“Preferred Stock”).
For each series of Preferred Stock that may be issued from time to time, the Board of Directors of Sleep Number (the “Board”) is authorized to fix, prior to the issuance of any shares thereof, a distinctive designation or title, the number of shares of each series, the voting powers, the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof.
We may amend from time to time our Articles to increase the number of authorized shares of Common Stock or Preferred Stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon.
 Voting Rights

Each share of Common Stock is entitled to one vote on all matters submitted to a vote of shareholders. Our Common Stock does not have cumulative voting rights. Subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of Preferred Stock we may designate and issue in the future, holders of our Common Stock are entitled to vote on all matters on which stockholders are generally entitled to vote.
Our shareholders shall take action at a meeting of shareholders, where a quorum is present, by the affirmative vote of a majority of the voting power of the shares of capital stock represented and entitled to vote at a duly held meeting, unless otherwise required by law or our Articles. Our Articles provide that the Board shall be divided into three classes. Each director shall be elected at a meeting of shareholders by the affirmative vote of a majority of the voting power of the shares of capital stock represented and entitled to vote on the election of directors at the meeting, provided that directors shall be elected by the affirmative vote of a plurality of the voting power of the shares of capital stock represented and entitled to vote at a duly held meeting for which the number of nominees for election to the Board exceeds the number of directors to be elected.
Dividend Rights

Pursuant to our Bylaws, and subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of Preferred Stock we may designate and issue in the future, holders of our Common Stock are entitled to receive ratably the dividends, if any, at such times and in such amounts as may be declared by the Board at any regular or special meeting. Dividends may be paid in cash, in property or in shares of capital stock. Before payment of any dividend, the Board may set aside out of available funds such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves.

Liquidation and Dissolution

In the event of our liquidation, dissolution or winding up, subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of Preferred Stock we may designate and issue in the future, the holders of our Common Stock are entitled to share ratably in all assets remaining after payment of our liabilities.
Other Rights and Preferences

Under the terms of our Articles, the holders of our Common Stock have no preemptive rights, conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Board may designate and issue in the future. Our Articles and Bylaws do not restrict the ability of a holder of our Common Stock to transfer his, her or its shares of Common Stock. All currently outstanding shares of our Common Stock are fully paid and non-assessable.

Exhibit 4.1
Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Broadridge Corporate Issuer Solutions, Inc.
Exchange Listing

Our Common Stock is listed on The Nasdaq Global Select Market under the symbol “SNBR.”
Anti-Takeover Effects of Certain Provisions of our Articles and Bylaws and the MBCA

Our Articles and Bylaws and the MBCA contain provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of Sleep Number.
Anti-Takeover Provisions in our Articles and Bylaws
Our Articles and Bylaws contain the following anti-takeover provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of Sleep Number:
-    We have shares of Common Stock and Preferred Stock available for future issuance without shareholder approval. The existence of unissued and unreserved Common Stock and Preferred Stock may enable the Board to issue shares to persons friendly to current management or to issue Preferred Stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management;
-    Subject to the power of our shareholders to adopt, amend or repeal our Bylaws, the Board may from time to time, by vote of a majority of its members present at a duly held meeting, adopt, amend or repeal all or any of our Bylaws as permitted by law;
-    The Board is authorized to accept and reject subscriptions for and to dispose of shares of our authorized stock without action by our shareholders and upon such terms and conditions as the Board may deem advisable, except as otherwise limited by law;
-    The Board is authorized to issue, sell or otherwise dispose of bonds, debentures, certificates of indebtedness and other securities without any action by our shareholders and for such consideration and upon such terms and conditions as the Board may deem advisable, except as otherwise limited by law;
-    The Board is classified into three classes, each of which serves for three years, with one class being elected each year;
-    A director may be removed from office by shareholders, but only for cause, and only by the affirmative vote of a majority of the outstanding voting power entitled to elect such director;
-    If the office of any director becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, increase in the number of directors or otherwise, a majority of the remaining directors, although less than a quorum, at a meeting called for that purpose, may choose a successor, who, unless removed for cause, shall hold office until the expiration of the term of the class for which appointed or until a successor shall be elected and qualified;
-    Certain provisions of our Articles, including those governing the Board and various business combinations or sales, require the affirmative vote of the holders of not less than two-thirds of the outstanding voting power entitled to vote to be altered, amended or repealed, in whole or in part;
-    The affirmative vote of the holders of not less than two-thirds of the outstanding voting power is required in the event of a merger, sale or exchange of all or a substantial part of our assets or certain stock issuances;
-    The affirmative vote of the holders of not less than two-thirds of the outstanding voting power is not required in the event of a merger, sale or exchange of all or a substantial part of our assets or certain stock issuances if two-thirds of the directors have approved (or adopted) and recommended such a transaction;

Exhibit 4.1
-    Special meetings of our shareholders may be called only by our President or Chief Financial Officer, or by our President or Chief Financial Officer at the request in writing of two or more members of the Board, or at the written request of shareholders owning 10% or more in voting power of all shares entitled to vote;
-    Shareholders must follow advance notice procedures to propose business or submit nominations of candidates for election to the Board at a regular or annual meeting of our shareholders; and
-    Our Board and, to the extent permitted by law, our President may elect or appoint officers and agents of Sleep Number, with such powers, rights, duties and responsibilities as may be determined by the Board or President.
Anti-Takeover Provisions of the MBCA
Certain provisions of the MBCA, as described below, could have anti-takeover effects. These provisions are intended to provide management flexibility and to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board and to discourage an unsolicited takeover of Sleep Number if the Board determines that such a takeover is not in the best interests of Sleep Number and our shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire Sleep Number, which could deprive our shareholders of opportunities to sell their shares of Common Stock at prices higher than the prevailing market prices.
Section 302A.553 of the MBCA prohibits a corporation from buying shares at an above-market price from a greater than 5% shareholder who has held the shares for less than two years unless (i) the purchase is approved by holders of a majority of the outstanding shares entitled to vote or (ii) the corporation makes an equal or better offer to all shareholders for all other shares of that class or series and any other class or series into which they may be converted.
Section 302A.671 of the MBCA applies, with certain exceptions, to any acquisitions of our voting stock from a person other than us, and other than in connection with certain mergers and exchanges to which we are a party and certain tender offers or exchange offers approved in advance by a disinterested Board committee, resulting in the beneficial ownership of 20% or more of the voting power of our then outstanding stock. Section 302A.671 requires approval of the granting of voting rights for the shares received pursuant to any such acquisitions by a vote of our shareholders holding a majority of the voting power of our outstanding shares and a majority of the voting power of our outstanding shares that are not held by the acquiring person, our officers or those non-officer employees, if any, who are also our directors. Similar voting requirements are imposed for acquisitions resulting in beneficial ownership of 33-1/3% or more or a majority of the voting power of our then outstanding stock. In general, shares acquired without this approval are denied voting rights in excess of the 20%, 33-1/3% or 50% thresholds and, to that extent, can be called for redemption at their then fair market value by us within 30 days after the acquiring person has failed to deliver a timely information statement to us or the date our shareholders voted not to grant voting rights to the acquiring person’s shares.
Section 302A.673 of the MBCA generally prohibits any business combination by us, or any subsidiary of ours, with any shareholder that beneficially owns 10% or more of the voting power of our outstanding shares (an “interested shareholder”) within four years following the time the interested shareholder crosses the 10% stock ownership threshold, unless the business combination is approved by a committee of disinterested members of the Board before the time the interested shareholder crosses the 10% stock ownership threshold.
    Section 302A.675 of the MBCA generally prohibits an offeror from acquiring our shares within two years following the offeror’s last purchase of our shares pursuant to a takeover offer with respect to that class, unless our shareholders are able to sell their shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. This statute will not apply if the acquisition of shares is approved by a committee of disinterested members of the Board before the purchase of any shares by the offeror pursuant to the earlier takeover offer.